United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

Landmark Bancorp, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-33203	43-1930755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Poyntz Avenue
Manhattan, Kansas 66502
(Address of principal executive offices) (Zip code)

(785) 565-2000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 20, 2016, the board of directors of Landmark Bancorp, Inc. (the “Company”) adopted new stock ownership guidelines to more closely align the interests of its directors and certain officers with those of its stockholders.

Under the stock ownership guidelines, the Company has established certain minimum amounts of Company common stock to be held by the Company’s directors and certain officers. Specifically, the minimum ownership requirements established by the stock ownership guidelines are as follows:

Position	Target ownership level

Chief Executive Officer	4 times annual base salary
Chief Financial Officer	3 times annual base salary
Credit Risk Manager	3 times annual base salary
Executive or Senior Officers – Participating in Tier 3 of the 2015 Stock Incentive Plan	2 times annual base salary
Executive or Senior Officers – Participating in Tier 4 of the 2015 Stock Incentive Plan	1 times annual base salary
Directors	4 times annual retainer fees

Directors and officers subject to the guidelines have up to three years and five years, respectively, to comply with the ownership requirements. New directors will have three years from the date of their initial election to the board to meet these guidelines, and new officers will have five years following the date of such officer’s hire or promotion to a covered officer position to meet these guidelines.

Until the expiration of such grace period, each director and officer will be required to hold at least 50% of all shares acquired, on a net after-tax basis, under any Company equity compensation program until the ownership requirements have been satisfied. Following the expiration of the grace period, any director or officer not satisfying the ownership requirements will continue to be required to hold at least 50% of all shares acquired, on a net after-tax basis, under any Company equity compensation program until the ownership requirements have been satisfied. Additionally, in such circumstances, the Company shall pay 25% of annual cash bonuses for officers and 50% of director fees for directors in Company stock.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2016	Landmark Bancorp, Inc.

	By:	/s/ Mark A. Herpich
	Name:	Mark A. Herpich
	Title:	Vice President, Secretary, Treasurer, and Chief Financial Officer